Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Marriott International, Inc. on Form S-8 (No. 333-249913) of our report dated June 24, 2024, appearing in this Annual Report on Form 11-K of Marriott International, Inc. Puerto Rico Retirement Plan for the year ended December 31, 2023.

/s/ CohnReznick LLP

Bethesda, Maryland

June 24, 2024